Exhibit 99.1

WaferGen Bio-systems Announces 1-for-5 Reverse Stock Split

FREMONT, California – November 28, 2016 – WaferGen Bio-systems, Inc. (NASDAQ: WGBS), a publicly held genomics technology company, announced today that a 1-for-5 reverse stock split of its outstanding common stock will be effective at 4:01 p.m. Pacific Time on November 28, 2016. The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market.

The company’s common stock will commence trading on a split-adjusted basis on the NASDAQ Capital Market when the market opens on November 29, 2016. The trading symbol for the common stock will remain “WGBS”. The new CUSIP number for the Company’s common stock following the reverse stock split is 93041P 506.

As a result of the reverse stock split, every five shares of issued WaferGen common stock will be combined into one issued and outstanding share of common stock without any change in the par value of the shares. In lieu of issuing fractional shares in connection with the reverse stock split, the company will round fractional shares up to the next whole share. Proportionate voting rights and other rights of common stockholders will not be affected by the reverse stock split.

The reverse stock split reduced the number of issued and outstanding shares of WaferGen common stock from approximately 18.9 million to approximately 3.8 million. The reverse stock split did not change the authorized number of shares of common stock or preferred stock of the company or the par value of the company’s common stock or preferred stock, but it did result in a proportionate adjustment to the per share exercise price and the number of common shares issuable upon the exercise of outstanding warrants and stock options, the number of common shares issuable upon the exercise of outstanding preferred shares, and the number of shares of common stock eligible for issuance under the company’s 2008 Stock Incentive Plan. Stockholders approved the reverse split at the company’s 2016 annual meeting of stockholders, held on May 25, 2016.

Rolland Carlson, WaferGen’s Chief Executive Officer, said, “We expect this reverse split will allow us to satisfy NASDAQ’s minimum bid price requirement and to cure the previously announced potential delisting issue related to that issue.”

Stockholders who hold their shares in brokerage accounts or “street name” will not be required to take any action to effect the exchange of their shares. Holders of share certificates will receive instructions from the company’s transfer agent, Continental Stock Transfer & Trust Company, regarding the process for exchanging their shares. Continental Stock Transfer & Trust Company can be reached at (917) 262-2378.

About WaferGen
WaferGen Bio-systems, Inc. is a biotechnology company that offers innovative genomic technology solutions for single-cell analysis and clinical research. The ICELL8™ Single-Cell System is a first of its kind system that can isolate thousands of single cells and processes specific cells for analysis, including Next Generation Sequencing. The system has demonstrated unbiased isolation of single cells from solid tumors, brain cells, pulmonary airway cells, and multiple cell lines. The SmartChip™ platform can be used for profiling and validating molecular biomarkers, and can perform massively-parallel singleplex PCR for one-step target enrichment and library preparation for clinical NGS. The Apollo 324™ system can be used to process DNA and RNA from clinical samples to next generation sequencing ready libraries. These technologies offer a powerful set of tools for biological analysis at the molecular and single-cell level in the life sciences, pharmaceutical, and clinical laboratory industries.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address, among other subjects, the company’s expected future stock price, the company’s ability to obtain and maintain compliance with NASDAQ listing requirements and maintain the listing of the company’s common stock on the NASDAQ Capital Market, and the company’s future performance. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACT:

WaferGen Bio-systems, Inc.
Rollie Carlson
510-277-3417
Rollie.Carlson@wafergen.com